Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of BGC Partners, Inc. for the registration of 20,000,000 shares of its Class A common stock and to the incorporation by reference therein of our reports dated March 16, 2010, with respect to the consolidated financial statements and schedules of BGC Partners, Inc., and the effectiveness of internal control over financial reporting of BGC Partners, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

September 3, 2010